Exhibit 4.1
AMENDMENT AGREEMENT
AMENDMENT AGREEMENT (this “Agreement”), dated as of October 28, 2009, by and among Image Entertainment, Inc., a Delaware corporation, with headquarters located at 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311 (the “Company”), and Portside Growth and Opportunity Fund (the “Investor”).
WHEREAS:
A. The Company executed that certain Amended and Restated Senior Secured Convertible Note in favor of the Investor, originally issued as of August 30, 2006 and as amended as of July 30, 2009 pursuant to the terms of the Second Amendment and Exchange Agreement dated as of July 30, 2009 by and among the Company and the Investor (the “Amendment and Exchange Agreement”), in the principal amount of $15,700,972.60 (the “Amended and Restated Note”).
B. The Company and the Investor desire to enter into an amendment to the Amended and Restated Note as set forth herein. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Amended and Restated Note, as amended hereby or in the Amendment and Exchange Agreement, as appropriate.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Company and the Investor hereby agree as follows:
1. AMENDMENT TO AMENDED AND RESTATED NOTE.
(a) Effective as of the execution of this Agreement by the Company and the Investor and the payment of the Legal Fees, the defined term “Contingent Installment Date,” as defined in Section (28)(j) of the Amended and Restated Note, is hereby amended in its entirety to read as follows:
(j) “Contingent Installment Date” means (x) if the Company has entered into a written agreement with a bona fide purchaser prior to November 15, 2009 that, upon consummation of the transaction contemplated thereby, would result in a Change of Control of the Company and its Subsidiaries, November 30, 2009 (or such earlier date such agreement has been terminated or otherwise ceases to be in full force and effect, solely to the extent such date is after November 15, 2009) or (y) otherwise, November 15, 2009.
(b) Effective as of the execution of this Agreement by the Company and the Investor and the payment of the Legal Fees, Section 8(a) of the Amended and Restated Note is hereby amended such that the words “five (5) Trading Days prior to such Installment Date” in the first sentence of Section 8(a) of the Amended and Restated Note are hereby replaced by the words “two (2) Trading Days prior to such Installment Date”.
(c) Ratification. Except as otherwise expressly provided herein, the Securities Purchase Agreement, the Amendment and Exchange Agreement and each other Transaction Document and the Security Documents, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

2. REPRESENTATIONS AND WARRANTIES.
(a) Each of the Investor and the Company hereby represents and warrants to the other party, as of the date hereof:
(i) Each of the Investor and the Company has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Amended and Restated Note (as amended or modified hereby). The execution, delivery and performance by each of the Company and the Investor of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.
(ii) This Amendment has been duly executed and delivered by each of the Company and the Investor. This Amendment is the legal, valid and binding obligation of each of the Company and the Investor, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, and is in full force and effect.
(b) The Company hereby represents and warrants to the Investor as of the date hereof:
(i) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of any certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or bylaws of the Company or any of its Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.
(ii) Consents. Neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement, in each case in accordance with the terms hereof or thereof.

3. FEES AND EXPENSES.
The Company agrees to reimburse the Investor for the actual legal fees and expenses of Schulte Roth & Zabel LLP in connection with the review and negotiation of this Agreement (the “Legal Fees”).
4. INSTALLMENT NOTICE.
Effective as of the execution of this Agreement by the Company and the Investor and the payment of the Legal Fees, the Investor shall be deemed to have rescinded its Installment Notice dated October 23, 2009.
5. MISCELLANEOUS.
(a) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.
(b) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
(c) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
(d) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
(e) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
(f) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(g) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
(h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns in accordance with the terms of the Securities Purchase Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY: IMAGE ENTERTAINMENT, INC.
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
	Title:	President and CFO

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

INVESTOR: PORTSIDE GROWTH AND OPPORTUNITY FUND
By:	/s/JEFFREY C. SMITH
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

[Signature Page to Amendment Agreement]